Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2022 FIRST QUARTER RESULTS

Houston, Texas – February 1, 2022 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $6.8 million, or $(0.52) per diluted share, on revenue of $18.0 million for its first quarter ended December 31, 2021. This compares with a net loss of $1.1 million, or ($0.08) per diluted share, on revenue of $28.5 million for the first quarter of the prior year.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies (the “Company”) said, “The first quarter of fiscal year 2022, which ended December 31, 2021, saw a decrease in revenue of $10 million from last year’s first quarter. In retrospect, last year’s results were bolstered by $8 million received on a government contract providing the U.S. Border Patrol with a unique border security solution developed by our Quantum Technology Sciences subsidiary. With this considered, first quarter revenue still represents a good start for fiscal year 2022, having exceeded all first quarter results of the prior five years, beginning with the first quarter of fiscal year 2020. First quarter contributions from rentals of our OBX ocean-bottom marine nodes saw an increase compared to last year’s same period. In addition, our products revenue includes proceeds from the sale of more than 1,700 OBX nodes out of our rental fleet. This purchase was made by an international seismic contractor that last year purchased 7,500 units. Nonetheless, our Oil and Gas Markets segment remains challenged overall, as reflected by the decrease in revenue of more than 24% compared to last year. We believe this is the result of exploration and production (E&P) companies choosing to make minimal capital investments in new exploration and production, despite higher oil prices. As hard evidence, recent reports show that discoveries of new oil and gas reserves in 2021 fell to the lowest levels recorded in 75 years. E&P companies have instead directed cash toward shareholders in the form of dividends and stock buybacks as well as toward reducing debt. We believe this trend will likely continue for the time being. In our last earnings release, we mentioned that we had received a request from a major oil company for proposal of a permanent reservoir monitoring (PRM) system. After a thorough evaluation, we decided that certain immutable terms and conditions of the offer were not amenable, and thus we did not provide a proposal. However, future PRM projects with this company remain possible, and our ongoing discussions and engineering engagements with other customers regarding opportunities for several different PRM systems remain very encouraging.”

Wheeler continued, “Consistent with our business diversification strategy, revenue from our Adjacent Markets products experienced an increase of 18% in the first quarter compared to last year. This is a historic level of first quarter revenue for this segment and a great return for the investments we have made in this portion of our business.

We expect this segment to see additional revenue later this fiscal year with the roll out of our Aquana smart water valves and cloud-based control platform. Thus, in conjunction with other product developments to further expand our Adjacent Markets, this segment is very well positioned to experience additional growth. In our Emerging Markets segment, our Quantum subsidiary generated very little revenue in the first quarter compared to last year’s contribution related to our U.S. Border Patrol efforts. However, we believe we are well positioned for follow-on Border Patrol work and contracts with other government customers for our border and perimeter security systems once firm federal budgets have been established. Recently, variants of our SADAR system were deployed in our Joint Industry Partnership with Carbon Management Canada. These systems are yielding valuable information demonstrating SADAR’s capabilities for high-resolution and low-cost monitoring of carbon capture operations, as well as other passive seismic interests.”

Oil and Gas Markets Segment

Revenue from the Company’s Oil and Gas Markets segment totaled $9.7 million for the three months ended December 31, 2021. This compares with $12.8 million for the equivalent three-month period a year ago, reflecting a decrease of 24%. The decrease for the three-month period is due to lower demand for the purchase of wireless OBX nodal marine products, partially offset by higher utilization of the Company’s OBX rental fleet. Despite higher crude oil prices, the Company’s Oil and Gas Markets segment will remain challenged in the near term due to lack of capital investment into exploration by oil and gas exploration producers.

For the three months ended December 31, 2021, revenue from our traditional exploration products was $0.6 million, a decrease of $0.4 million, or 41% from the corresponding period of the prior fiscal year. The decrease for the three months ended December 31, 2021 primarily reflects lower demand for our sensor products. Continued higher crude oil commodity prices will not result in improved demand for these products until there is an end to capital limitations, expiration of unfavorable price hedges held by the oil and gas companies and a depletion of the under-utilized seismic equipment owned by our customers.

Wireless Seismic products contributed $8.7 million of revenue for the three-month period ending December 31, 2021, compared to $11.7 million from the same period of the past fiscal year. This reflects a 26% decrease of revenue. The reduction in revenue is due lower sales of OBX wireless products partially offset by higher utilization of our OBX rental fleet.

For the three months ended December 31, 2021, revenue from our reservoir products was $0.3 million, compared to $29,000 from the corresponding period of the prior fiscal year. The increase in demand for the three months ended December 31, 2021 was primarily due to higher service revenue. Management believes that contracts for the manufacture and deployment of permanent reservoir monitoring (PRM) systems offer the greatest opportunity for meaningful revenue from this product category. The Company has the largest installed base of PRM systems in the world. In the third quarter of fiscal year 2021, the Company received a request from a major oil and gas producer for the implementation of a large-scale seabed PRM system. The Company declined to provide a bid to the oil and gas producer due to unfavorable commercial requirements in the contract. The Company is continuing its ongoing discussions with other major oil and gas producers for possible PRM systems.

Adjacent Markets Segment

For the three-months ending December 31, 2021, the Company’s Adjacent Markets segment contributed $8.2 million of revenue compared to $6.9 million for the same prior year period, reflecting an increase of 18%. The increase in revenue is due to higher demand for industrial sensors, contract manufacturing service, water meter cables and connectors, and imaging products. The Company’s supply chain group and engineering group are working aggressively to mitigate COVID-19 supply chain shortages, that could affect this segment.

Emerging Markets Segment

The Emerging Market segment generated $0.1 million of revenue for the three-month period ended December 31, 2021. This compares with $8.8 million from the same prior year period. The decrease in revenue is due to the near completion of the contract in the prior fiscal year with the U.S. Customs and Border Protection, U.S. Border Patrol. The contract, awarded in April 2020 to the Company’s Quantum subsidiary, provides an advanced technology border and perimeter security solution to the Department of Homeland Security. Management believes its systems are very well aligned to provide the U.S. Federal Government with high technology means and methods for protecting the U.S. border and other strategic assets.

Balance Sheet and Liquidity

For the three-month period ended December 31, 2021, the Company used $7.3 million in cash and cash equivalents from operating activities. The Company generated $1.9 million of cash from investment activities that included net proceeds of $1.8 million from the sale of short-term investments, and $1.0 million in proceeds from the sale of used rental equipment. These sources of cash were partially offset by $0.8 million used for additions to its rental equipment fleet. The Company used $1.5 million for financing activities for the payment of contingent consideration and purchases of treasury stock. The purchase of treasurer stock completes the Company’s $7.5 million stock buyback program authorized by the Board of Directors. As of December 31, 2021, the Company had $14.8 million in cash, cash equivalents and short-term investments. The Company additionally owns unencumbered property and real estate in both domestic and international locations. The Company is currently seeking a new credit facility with multiple lenders and expects to have a new credit facility in place in the second quarter of fiscal year 2022.    The Company plans to fund its operations from its existing liquidity and cash from operations.

Wheeler concluded, “As fiscal year 2022 progresses, our Oil and Gas Markets segment will continue to face near-term commercial challenges that are difficult to forecast in today’s uncertainties. While longer-term PRM systems opportunities for this segment are in active discussion and remain very promising, we will ensure that proposed terms and conditions for such projects are of appropriate risk. Meanwhile, we are excited about the results of our Adjacent Markets segment and its consistent path of growth. These results give significant validation to our strategic moves to diversify the business and create revenue alternatives to our oil and gas product lines. Similar alternatives reside in our Emerging Markets segment where the advanced security and intelligence gathering systems developed with our Quantum subsidiary provide unique solutions to the U.S. Border Patrol as well as other government entities. In addition, our migration of Quantum’s SADAR system technology for use in monitoring carbon capture and storage operations opens new revenue opportunities within our Oil and Gas Markets segment. The advanced capability of these systems could well position us as the technological leader for monitoring operations in the unique developing market of carbon capture and storage.”

Conference Call Information

Geospace Technologies will host a conference call to review its first quarter fiscal year 2022 financial results on February 2, 2022, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 876-9176 (US) or (785) 424-1670 (International). Please reference the conference ID: GEOSQ122 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment, offshore cables, remote shutoff water values and Internet of Things (IoT) platform and provide contract manufacturing services.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, statements regarding our expected operating results, the adoption, results and success of our rollout of Aquana smart water valves and cloud based control platform, future demand for Quantum security solutions the adoption and sale of products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, the completion of new orders for channels of our GCL system, the fulfillment of customer payment obligations, the impact of and the recovery from the impact of the coronavirus (COVID-19) pandemic, our ability to manage changes and the continued health or availability of management personnel, volatility and direction of oil prices, anticipated levels of capital expenditures and the sources of funding therefor, our ability to secure a new credit facility, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on currently available information. However, there will likely be events in the future that we aren’t able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels and continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2021	December 31, 2020
Revenue:
Products	$13,032	$26,722
Rental	4,959	1,738

Total revenue	17,991	28,460

Cost of revenue:
Products	11,350	16,830
Rental	4,939	4,905

Total cost of revenue	16,289	21,735

Gross profit	1,702	6,725
Operating expenses:
Selling, general and administrative	5,744	5,354
Research and development	5,269	3,520
Change in estimated fair value of contingent consideration	(2,440)	(697)
Bad debt expense	15	7

Total operating expenses	8,588	8,184

Loss from operations	(6,886)	(1,459)

Other income (expense):
Interest income	194	321
Foreign exchange gains, net	18	149
Other, net	(17)	(3)

Total other income, net	195	467

Loss before income taxes	(6,691)	(992)
Income tax expense	77	58

Net loss	$(6,768)	$(1,050)

Loss per common share:
Basic	$(0.52)	$(0.08)

Diluted	$(0.52)	$(0.08)

Weighted average common shares outstanding:
Basic	12,919,673	13,571,510

Diluted	12,919,673	13,571,510

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	December 31, 2021	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$7,163	$14,066
Short-term investments	7,625	9,496
Trade accounts and financing receivables, net	19,239	17,159
Unbilled receivables	1,051	1,051
Inventories, net	19,919	16,196
Prepaid expenses and other current assets	2,118	2,062

Total current assets	57,115	60,030
Non-current financing receivables	2,106	2,938
Non-current inventories, net	13,324	18,103
Rental equipment, net	35,815	38,905
Property, plant and equipment, net	28,942	29,983
Operating right-of-use assets	1,133	1,191
Goodwill	5,072	5,072
Other intangible assets, net	6,804	7,250
Other assets	222	457

Total assets	$150,533	$163,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$3,767	$6,391
Contingent consideration	247	—
Operating lease liabilities	150	225
Other current liabilities	7,401	7,799

Total current liabilities	11,565	15,222
Non-current contingent consideration	2,523	5,210
Non-current operating lease liabilities	1,025	1,009
Non-current other liabilities	31	31

Total liabilities	15,144	21,472

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 13,823,733 and 13,738,971 shares issued, respectively; and 12,981,741 and 12,969,542 shares outstanding, respectively	138	137
Additional paid-in capital	93,471	92,935
Retained earnings	65,742	72,510
Accumulated other comprehensive loss	(16,462)	(16,320)
Treasury stock, at cost, 841,992 and 769,429 shares, respectively	(7,500)	(6,805)

Total stockholders’ equity	135,389	142,457

Total liabilities and stockholders’ equity	$150,533	$163,929

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net loss	$(6,768)	$(1,050)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax expense (benefit)	(1)	6
Rental equipment depreciation	3,543	3,831
Property, plant and equipment depreciation	1,105	985
Amortization of intangible assets	446	433
Accretion of discounts on short-term investments	52	—
Stock-based compensation expense	536	548
Bad debt expense	15	7
Inventory obsolescence expense	671	617
Change in estimated fair value of contingent consideration	(2,440)	(697)
Gross profit from sale of used rental equipment	(2,612)	(4,127)
Realized loss short-term investments	7	—
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivables	1,477	5,143
Unbilled receivables	—	(4,263)
Inventories	74	(2,065)
Other assets	157	(1,422)
Accounts payable trade	(2,623)	4,053
Other liabilities	(965)	311

Net cash provided by (used in) operating activities	(7,326)	2,310

Cash flows from investing activities:
Purchase of property, plant and equipment	(145)	(597)
Investment in rental equipment	(782)	(13)
Proceeds from the sale of used rental equipment	1,048	112
Purchases of short-term investments	(450)	—
Proceeds from the sale of short-term investments	2,249	—

Net cash provided by (used in) investing activities	1,920	(498)

Cash flows from financing activities:
Payments on contingent consideration	(807)	—
Purchase of treasury stock	(695)	(828)
Net cash used in financing activities	(1,502)	(828)

Effect of exchange rate changes on cash	5	49

Increase (decrease) in cash and cash equivalents	(6,903)	1,033
Cash and cash equivalents, beginning of fiscal year	14,066	32,686

Cash and cash equivalents, end of fiscal period	$7,163	$33,719

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$82	$40
Issuance of notes receivables in connection with sale of used rental equipment	3,745	9,868
Inventory transferred to (from) rental equipment	863	(667)
Inventory transferred to property, plant and equipment	172	—

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2021	December 31, 2020
Oil and Gas Markets segment revenue:
Traditional seismic exploration product revenue	$591	$997
Wireless seismic exploration product revenue	8,727	11,737
Reservoir product revenue	336	29

	9,654	12,763
Adjacent Markets segment revenue:
Industrial product revenue	5,013	4,407
Imaging product revenue	3,158	2,493

	8,171	6,900
Emerging Markets segment revenue:
Border and perimeter security product revenue	137	8,797

Corporate	29	—

Total revenue	$17,991	$28,460

	Three Months Ended
	December 31, 2021	December 31, 2020
Operating income (loss):
Oil and Gas Markets segment	$(4,170)	$(5,986)
Adjacent Markets segment	1,208	1,260
Emerging Markets segment	(820)	6,479
Corporate	(3,104)	(3,212)

Total operating loss	$(6,886)	$(1,459)